Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan, 1999 Non-Employee Directors’ Stock Option Plan and Milestone Equity Incentive Plan of Scientific Learning Corporation and to the incorporation therein of our report dated February 7, 2003, with respect to the financial statements and schedule of Scientific Learning Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Walnut Creek, California
September 24, 2003